EXHIBIT 5.1
PHILLIPS NIZER LLP
666 FIFTH AVENUE, SUITE 2800
NEW YORK, NY 10103
Tel: (212) 997-9700
Fax: (212) 262-5152

                                    May 8, 2006

China Mobility Solutions, Inc.
#900 - 789 West Pender Street
Vancouver, B.C. Canada V6C 1H2

Re: Legality of the Securities Being Registered on
Form SB-2 Registration Statement

Ladies and Gentlemen:

In connection with the registration of up to an aggregate of 42,575,351 shares of Common Stock, $.001 par value (the "Shares") of China Mobility Solutions, Inc., a Florida corporation (the "Company"), pursuant to a Registration Statement on Form SB-2 filed under the Securities Act of 1933, as amended (the "Act"), you have requested our opinion as to whether the Shares, including those Shares issuable upon conversion of the Debentures (the "Debenture Shares"), upon exercise of the Class A and Class B Warrants (the "Warrant Shares"), upon exercise of the placement agent warrants ("Placement Agent Shares"), upon exercise of 500,000 options to a consultant (“Consultant’s Option Shares”) and 200,000 warrants to a consultant (“Consultant’s Warrant Shares”) will be lawfully and validly issued, fully paid, and non-assessable at the respective times of exercise or conversion.

The opinions set forth in this letter are based on a review of the Florida Business Corporation Act, as applicable to this Registration, and the federal laws of the United States of America. We are admitted to practice in the State of New York.

For purposes of offering this opinion, we have examined originals or copies of the documents listed below. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and conformity to original documents of all documents submitted to us as copies. The documents we have examined are:

1.	The Form SB-2 Registration Statement first filed by the Company with the Securities and Exchange Commission on September 14, 2005, as amended (the "Registration Statement");

2.	The Articles of Incorporation of the Company, as amended;

3.	The By-laws of the Company, as amended;

4.	The resolutions of the Board of Directors of the Company with respect to the issuance of the Shares;

5.	The Debenture Purchase and Warrant Agreement dated June 30, 2005;

6.	The Senior Convertible Debenture;

7.	The Class A Warrant to Purchase Shares of the Stock;

8.	The Class B Warrant to Purchase Shares of the Stock;

9.	The option agreement issued to a consultant; and

10.	The warrant agreement issued to a consultant.

In addition, in rendering this opinion, we have relied upon your representation that the Shares will be offered to the public in the manner and on the terms identified or referred to in the Registration Statement.

Based upon and subject to the foregoing, after having given due regard to such issues of law as we deemed relevant, we are of the opinion that the Warrant Shares, upon due exercise and payment, will be lawfully and validly issued, fully paid, and non-assessable, the Debenture Shares, upon conversion, will be lawfully and validly issued, fully paid, and non-assessable, the Placement Agent Shares, upon due exercise and payment, will be lawfully and validly issued, fully paid, and non-assessable, the Consultant’s Option Shares upon due exercise and payment, will be lawfully and validly issued, fully paid and non-assessable and the Consultant’s Warrant Shares upon due exercise and payment, will be lawfully and validly issued fully paid and non-assessable.

We hereby consent to the reference to this firm in the prospectus included in this Registration Statement under the caption "Legal Matters" and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Sincerely,
/s/ Phillips Nizer LLP
Phillips Nizer LLP